June 9, 2005



Mr. Arthur Hollins, III
President & Chief Executive Officer
CKX Lands, Inc.
One Lakeside Plaza, Third Floor
Lake Charles, Louisiana 70601


	Re:	CKX Lands, Inc. [fka Calcasieu Real Estate & Oil Co.,
Inc.]
		Form 10-KSB for Fiscal Year Ended December 31, 2004
Filed March 16, 2005
		File No. 001-31905


Dear Mr. Hollins:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								H. Roger Schwall
								Assistant Director

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Mr./Ms.
Company Name
Date, 2005
page 1




UNITED STATES
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